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                                                                    Exhibit 99.8


[CATALINA MARKETING CORPORATION LETTERHEAD]                           NEWS

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FOR IMMEDIATE RELEASE                      CONTACT:     Daniel Granger
                                                        President and
                                                        Chief Executive Officer
                                                        (727) 579-5007

                                                        Christopher W. Wolf
                                                        Treasurer
                                                        (727) 579-5218



                        CATALINA MARKETING CORPORATION
                        ANNOUNCES ORGANIZATIONAL CHANGE



St. Petersburg, Fl., December 1, 1998 - Catalina Marketing Corporation announced today that its Chief Financial Officer, Phil Livingston was leaving the company to pursue other career interests and is currently considering several opportunities. According to Dan Granger, President & CEO, "Phil did a great job for us. He built a strong financial staff, greatly improved our accounting controls and installed a strong management reporting process to the audit committee of the board. We will miss his financial expertise and counsel."

Since Phil had made known his intentions to leave some time ago, Spencer Stuart has already been commissioned to conduct the search for a new CFO. In the meantime, George Off, Chairman and Dan Granger, President and CEO will share the duties as acting Chief Financial Officer.

Based in St. Petersburg, Florida, Catalina Marketing Corporation provides in-store electronic marketing programs for more than 150 consumer goods companies. The Catalina Marketing Network(R) reaches more than 151 million shoppers each week in over 11,600 supermarkets across the United States. The company's businesses include: Catalina Marketing Services, which markets the company's core electronic marketing programs; Catalina Marketing International, which markets Network programs abroad; Health Resource Publishing Company, which delivers incentives through customized newsletters in the pharmacy; and SuperMarkets Online, Inc., which distributes targeted consumer goods promotions on the World Wide Web, and Market Logic which provides personalized direct marketing programs for retailers.